Exhibit (10)(al)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 4th day of August, 2005, by and between TAB Construction Company, an Illinois corporation (“Purchaser”) and Richardson Electronics, Ltd., a Delaware corporation (“Seller”).

RECITALS:

A. Seller is the owner of fee simple title, free and clear of all liens and encumbrances except for the Permitted Exceptions (as hereinafter defined), of that certain real estate located in the City of Geneva, Kane County, Illinois, commonly known as 715 Hamilton Street, Geneva, Illinois, and legally described on Exhibit A attached hereto and made a part hereof (said real estate, and any improvements located thereon, are hereinafter referred to as the “Property”).

B. Purchaser desires to purchase the Property from Seller, and Seller desires to sell the Property to Purchaser, on the terms set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein, Seller and Purchaser agree as follows:

1. Incorporation. The recitals set forth above are hereby incorporated into the operative provisions of this Agreement.

2. Purchase and Sale. Seller hereby agrees to sell to Purchaser, or Purchaser’s nominee, and Purchaser hereby agrees to purchase from Seller, or Seller’s title holding entity, the Property, on the terms and conditions set forth herein.

3. Purchase Price. The purchase price for conveyance and transfer to Purchaser or its nominee or assignee of the Property the amount of THREE MILLION DOLLARS ($3,000,000.00) (the “Purchase Price”), payable as follows:

(a) Purchaser shall deposit the sum of Seventy Thousand Dollars ($70,000.00) in a strict joint order escrow with Chicago Title Insurance Company, using the Chicago Title form which is attached as Exhibit B (“Earnest Money”), within five (5) days following the execution of this Agreement by all parties hereto and invested in an interest bearing account. If such deposit is not timely made the Seller may by written notice to Purchaser declare this Agreement terminated, in which event it shall be null void and of no force and effect.

(b) The balance of the Purchase Price, plus or minus net prorations, at Closing by wire transfer of funds.

4. Conveyance. Seller hereby agrees to convey or cause to be conveyed fee simple title to the Property to Purchaser or its nominee or assignee by recordable special warranty deed, subject only to the Permitted Exceptions as hereinafter defined.

5. Due Diligence Period.

(a) The obligation of Purchaser to close the transactions contemplated by this Agreement is, unless waived in writing by Purchaser, subject to Purchaser’s (including Purchaser’s agents and contractors) right to inspect the Property for a period ending November 30, 2005 (the “Due Diligence Period”). Access to the Property for such inspection shall be in accordance with the terms of an Access Agreement in the form attached hereto and made a part hereof as Exhibit C (the “Access Agreement”) that Purchaser and Seller are executing and delivering concurrently with the execution and delivery of this Agreement. The costs and expenses of the inspection shall be borne solely by Purchaser. Any physical inspection of the Property shall be conducted by Purchaser on business days during normal business hours. Purchaser shall provide Seller with reasonable prior notice of the date and time of each desired inspection of the Property and Seller and its representatives shall have the right to accompany Purchaser and its representatives during each inspection.

(b) Purchaser (including Purchaser’s agents and contractors) shall have the right to enter upon the Property in accordance with the Access Agreement for the purpose of conducting inspections, engineering or other such other investigations as Purchaser reasonably deems necessary. Purchaser agrees to conduct Purchaser’s investigative efforts in cooperation with Seller. All of such investigations shall be at Purchaser’s sole cost and expense, and Purchaser agrees that Purchaser will conduct such in a manner that will not interfere with Seller’s use of the Property, and if damage occurs to the Property as a result of the investigations, Purchaser, at Purchaser’s sole expense, will restore the Property to its present existing condition.

(c) The Purchaser agrees to and shall indemnify and hold harmless the Seller from any liability as a result of the inspection activities of the Purchaser, its agents, engineers, employees and surveyors upon the Property. Seller shall give the Purchaser written notice of any claim and shall cooperate with the Purchaser, at Purchaser’s cost, in the defense of such claim, which indemnity shall survive the Closing or the earlier termination of this Agreement.

(d) In connection with Purchaser’s inspection, Seller shall, within fourteen (14) days hereof, provide to Purchaser or his attorney copies of all documents reasonably within Seller’s possession or control, including but not limited to, leases, title documents, surveys, plans and specifications, warranties, service contracts, management agreements, building and soil inspections and reports, environmental inspections and reports, municipal inspections and reports, and notices, as shall affect or relate to the

Property. Purchaser acknowledges that based upon the length of time that Seller has owned or controlled the property, the Seller may have misfiled, discarded or otherwise disposed of various documents which may meet the foregoing description. Purchaser represents to Seller that Seller’s compliance with this section is to assist Purchaser in its due diligence, and should not form the basis of any liability to Seller as a result of Seller’s inadvertent failure to provide any of the requested documents.

(e) If Purchaser, in its sole discretion, is not satisfied with the results of its inspection for any reason whatsoever, Purchaser shall have the right to terminate this Agreement by written notice to Seller given during the Due Diligence Period, in which case the Earnest Money shall be refunded to Purchaser. In the event Purchaser fails to terminate this Agreement pursuant to this Paragraph 5 prior to 5:00 p.m. Central Standard Time on the final day of the Due Diligence Period, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Paragraph 5. If the final day of the Due Diligence Period falls on a non-business day, the notice period shall be extended to the following business day.

6. Title Commitment and Survey.

(a) Within thirty (30) days after the date of this Agreement, Seller, at its sole cost and expense, shall deliver to Purchaser a commitment for an ALTA (Form B- 1992) owner’s title insurance policy (the “Commitment”), with extended coverage, together with copies of all recorded documents disclosed therein, issued by Chicago Title Insurance Company (the “Title Insurer”) in the initial amount of Ten Thousand Dollars ($10,000.00), covering title to the Property and showing Seller as the owner of the Property in fee simple, which extended coverage will be provided upon delivery of a survey satisfactory to the Title Insurer. Purchaser agrees to accept title to the Property at Closing subject to the title exceptions set forth on Exhibit D attached hereto and made a part hereof (the “Permitted Exceptions” ). Exhibit D will be completed by Purchaser within ten (10) business days after receiving the latter of (I) the Commitment, including all recorded documents disclosed therein, and (ii) the Survey (as hereafter defined). The Commitment may also include the general exceptions customarily set forth therein; provided, however, that Seller shall execute affidavits and provide the Survey, utility letters and other documents as are required by the Title Insurer in connection with the issuance of an “extended coverage” endorsement over the general exceptions. At Closing Seller shall cause the Title Insurer to issue the owner’s title insurance policy, showing Purchaser as the title holder of the Property and as the insured and the amount of insurance equal to the Purchase Price. The policy will also contain, at Purchaser’s expense, (i) a tax parcel endorsement, (ii) an ALTA 3.1 zoning endorsement, (iii) a location endorsement, (iv) an access endorsement, and (v) such other endorsements as may be reasonably required by Purchaser. The policy shall not contain a so-called “creditor’s rights” exception. Notwithstanding anything stated herein to the contrary, Seller shall pay the entire premium for the title policy in the full amount of the Purchase Price at the time of the Closing.

(b) Within thirty (30) days after the date end of the due diligence period, Seller, at its cost and expense up to $5,000 (Purchaser shall pay ay cost or expense of the Survey that is in excess of $5,000), shall deliver to Purchaser an as-built survey of the Property (the “Survey”) prepared after the date of this Agreement, by a surveyor licensed in the State of Illinois, certified to Purchaser, Purchaser’s counsel, the Title Insurer, and such other entities as Purchaser may designate in writing to Seller, and in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA, AC SM and NSPS in 1997, and including Items 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10, 11, 13, 14, 15 and 16 of Table A thereof, and pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of certification) of an Urban Survey, sufficient to cause the Title Insurer to delete the standard printed survey exception. To the extent the Survey discloses any encroachments by improvements on adjoining properties onto the Property or any encroachments of improvements comprising part of the Property onto adjoining properties, setback lines or easements, such encroachments are hereinafter referred to as “Survey Defects”.

(c) If the Commitment discloses exceptions to title to the Property other than the Permitted Exceptions or if there are any Survey Defects (exceptions to title other than the Permitted Exceptions and any Survey Defects are hereafter collectively referred to as “Unpermitted Exceptions”), then Seller shall have thirty (30) days from the date of delivery by Purchaser to Seller of the completed Exhibit D and identification of Unpermitted Exceptions within which to cure the Unpermitted Exceptions by removing or correcting any Unpermitted Exceptions or by having the Title Insurer waive such Unpermitted Exceptions or commit to insure over the Unpermitted Exceptions; provided, however, that Purchaser shall have the right to review and reasonably approve the means pursuant to which the Title Insurer insured over any Unpermitted Exceptions. If Seller does not cure the Unpermitted Exceptions within the foregoing thirty (30) days or if Purchaser does not approve the means pursuant to which the Title Insurer insured over any Unpermitted Exception, Purchaser shall have the option (to be exercised by delivery of written notice to Seller within ten (10) days after the expiration of said thirty (30) day period), either to:

(i) terminate this Agreement (without either party being deemed at fault); or

(ii) proceed pursuant to this Agreement and accept title subject to the Unpermitted Exceptions, in which event the Purchase Price shall be reduced by any Unpermitted Exceptions constituting liens of a definite and ascertainable amount that are not waived or committed to be insured over by the Title Insurer. Seller shall have no obligation to cure any other Unpermitted Exceptions.

Defects that are accepted as part of Purchaser’s election under Paragraph 6(c)(ii) shall become Permitted Exceptions.

If the Purchaser does not give timely written notice of an Unpermitted Exception, then all matters shown on the Title Commitment and Survey not so noticed shall be conclusively presumed to be acceptable to and approved by the Purchaser. All matters of title and survey approved or deemed approved by the Purchaser shall be “Permitted Exceptions”.

(d) Purchaser hereby agrees that Seller need not remove liens, mortgages or security interests affecting the Property constituting Unpermitted Exceptions prior to Closing, provided that the Title Insurer shall, at Closing, be directed to disburse funds constituting the Purchase Price to liquidate the indebtedness secured or evidenced by such liens, mortgages or security interests.

7. Escrow. The purchase and sale of the Property shall be closed “New York” style, through an escrow established at the Title Insurer, with the Title Insurer acting as escrowee, in accordance with the general provisions of the customary deed and money escrow agreement then used by the Title Insurer, with such special provisions inserted therein as may be required to conform with this Agreement (the deed and money escrow agreement and the escrow created thereby are hereinafter referred to as the “Escrow Agreement” and “Escrow”, respectively). In the event of any conflict between the Escrow Agreement and this Agreement, this Agreement shall prevail unless the Escrow Agreement specifically states that it is intended to amend or modify this Agreement. The cost of the Escrow shall be shared equally by Seller and Purchaser however the Purchaser shall pay the costs associated with any money lenders escrow agreement. Upon creation of the Escrow, anything herein to the contrary notwithstanding, payment of the Purchase Price, delivery of the deed and delivery of any and all other documents required under this Agreement shall be made through the Escrow. The attorneys for the parties are authorized to execute the escrow instructions and any amendments thereto.

8. Closing.

(a) The consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of the Title Insurer, on the date that is sixty (60) days after the Due Diligence Period (the “Closing Date”), or at such later date as may be required to permit the deliveries and approvals provided for in paragraph 6 (but, in such case, no later than 90 days after the Due Diligence Period), or at such other date as Purchaser and Seller may mutually agree in writing.

(b) On or before the Closing, Seller shall deposit or cause to be deposited into the Escrow the following:

(i) a Special Warranty Deed, appropriate to convey the Property to Purchaser or its nominee or assignee free and clear of all liens, encumbrances, easements and restrictions, except for the Permitted Exceptions;

(ii) an Affidavit of Title and a Bill of Sale in customary form;

(iii) an Assignment to Purchaser of Seller’s rights in transferable contracts, agreements and intangible property in form and content satisfactory to Purchaser;

(iv) ALTA Statement;

(v) GAP undertaking;

(vi) an affidavit to Purchaser to the effect that Seller is not a foreign person for purposes of 26 U.S.C. 1445(b)(2);

(vii) Seller’s Certificate dated as of the Closing Date confirming that all Seller’s material representations, warranties and covenants set forth in this Agreement are true and correct in all material respects as of that date; and

(viii) such other customary closing documents as are reasonably required by Purchaser to consummate the transaction contemplated by this Agreement.

(d) On or before the Closing, Purchaser shall deposit or cause to be deposited into the Escrow the following:

(i) ALTA Statement;

(ii) the Purchase Price; and

(iii) such other customary closing documents as are reasonably required by Seller to consummate the transaction contemplated by this Agreement.

(e) On or before the Closing, Seller and Purchaser shall jointly deposit or cause to be deposited into the Escrow the following:

(i) closing statement; and

(ii) such municipal, county and state real estate transfer declarations as may be required.

(f) At the Closing, Purchaser shall receive a “marked up” (New York Style) title policy covering the date of the Closing.

9. Representations, Warranties and Covenants of Seller.

(a) Seller represents and warrants to Purchaser that as of the date of this Agreement:

(i) Seller has not received any notice of violation of any federal, state. county, municipal or other governmental authority laws, regulations, ordinances, orders or directives relating to the use, condition or operation of the Property that has not been already corrected.

(ii) To Seller’s knowledge there is no suit, claim, litigation, petition, notice, study, investigation or other proceeding (condemnation or otherwise) pending, given or, to the best of Seller’s knowledge, threatened by or before any court, governmental agency or instrumentality, administrative or otherwise, with respect to the Property.

(iii) There are no persons in possession of, or having a right to possession of, any part of the Property other than Seller.

(iv) This Agreement has been duly executed by Seller, constitutes the legal and binding obligation of Seller, and is enforceable against Seller in accordance with its terms except as may be limited by bankruptcy or insolvency or other similar laws and the application of general principles of equity, the possible unavailability of specific performance or other equitable remedy or concepts of good faith and fair dealing, and the execution and delivery of this Agreement, the consummation of the transaction herein contemplated, and the compliance with the terms hereof will not conflict with or result in a breach of any agreement to which Seller is a party, or of any lease, indenture, mortgage, loan agreement or instrument to which Seller is a party or by which Seller or its property is bound, or any applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over Seller or its property.

(v) Seller has not received any notice of any special tax, levy or assessment for benefits or betterments that affects the Property and, to Seller’s knowledge, no such special taxes, levies or assessments are in existence, pending or contemplated.

(vi) To Seller’s knowledge there are no (and there is no basis for any) non-compliance orders, warning letters or notices of violation, claims, suits, actions, judgments, penalties, fines or administrative or judicial investigations of any nature or proceedings pending or threatened against or involving the Property issued by any governmental agency or third party with respect to any Environmental Laws, which have not been resolved to the satisfaction of the issuing governmental agency or third party in a manner that would not impose any obligation, burden or continuing liability on Purchaser.

(vii) Seller is not a party to any contract, agreement or commitment to sell, convey, assign, transfer, provide rights of first refusal or other similar rights or otherwise dispose of any portion of the Property other than this Agreement. Neither Seller nor any person or entity claiming by, through or under Seller has or will have, at any time or times prior to the Closing, done or suffered anything whereby any lien, encumbrance, claim or right of others has been or will be recorded or asserted against the Property or any part thereof or interest therein, except for the Permitted Exceptions.

(viii) Seller is not or will not at the Closing be in default in respect of any of its obligations or liabilities pertaining to the Property (including, but not limited to, such obligations and liabilities under the Permitted Exceptions), and no event has occurred that the giving of notice or passage of time, or both, would give rise to any such default under any of the same.

(ix) Seller has no knowledge of any adverse fact relating to the physical condition of the property or any portion thereof or improvements thereon which has not been specifically disclosed in writing to Purchaser including without limitation, adverse soil conditions for construction purposes, mechanical or structural defects, flood plains, toxic wastes, sinkholes or geological faults.

(x) Seller has no knowledge that any commitments have been made to any governmental authority, utility company, school board, church or other religious body, homeowners associations, or any other organization, group or individual relating to the Property which would impose an obligation upon Purchaser or its successors or assigns to make any contributions or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property or in any other way adversely affecting the development of the Property other than easements of record.

(xi) That between the date of the execution of this Agreement and the Closing, Seller shall: (i) not, without first obtaining the written consent of Purchaser, enter into any contracts, agreements or leases pertaining to the Property; and (ii) not cancel or permit cancellation of any hazard or liability insurance carried with respect to the Property or its operation.

(b) The representations and warranties contained in Paragraph 9(a) shall be deemed to be remade as of the Closing Date and shall survive the Closing for a period of one (1) year.

(c) As used herein “Seller’s knowledge” shall mean to the knowledge of Seller’s property manager, Jeff Baughman, who is the individual employed by Seller most familiar with the condition of the Property, and said term shall not be construed to or referred to the knowledge of any other agent, employee or other representative of Seller.

(d) Seller hereby agrees to indemnify, defend (with Purchaser having the right to retain counsel for the purpose of participating in such defense) and hold Purchaser harmless from and against and with respect to any and all obligations, liabilities, claims, accounts, demands, liens or encumbrances, whether direct or contingent and no matter how arising, but specifically excluding obligations and liabilities for and to the extent Purchaser received a credit to the Purchase Price pursuant to the provisions hereof, in any way related to the Property and arising or accruing during the period of Seller’s ownership of the Property on or before the Closing Date or in any way related to or arising from any act, conduct, omission, contract or commitment of Seller, at any time or times on or before the Closing Date. Without limitation on the generality of the foregoing, the foregoing indemnification herein set forth shall indemnify Purchaser from any claim or judgment under any lawsuit or proceeding filed or pending against the Property or any part thereof prior to the Closing Date and any costs or expenses (including reasonable attorneys’ fees) heretofore or hereafter incurred in connection with any such lawsuit or proceeding. The foregoing indemnification obligations shall not extend to any such matters to the extent caused by Purchaser’s negligence, act or omission, including without limitation matters covered in Paragraph 5 of this Agreement. Such indemnification obligation shall terminate on the date which is one year after the Closing.

10. Prorations. Any utility charges, rents and other avails or expenses of the Property that are customarily prorated between a purchaser and seller of real estate shall be prorated as of the Closing Date. Seller shall pay all taxes, general and special, and all assessments, which are a lien on the Property and can be paid on or prior to the Closing Date, except that a credit shall be given to Purchaser at Closing for all general real estate taxes attributable to the period prior to the Closing that cannot be paid on or prior to the Closing, and in calculating that credit, general real estate taxes payable for 2004 shall be prorated between Seller and Buyer as of the Closing Date. If the amount of any such tax to be credited cannot then be ascertained, such credit shall be computed on the basis of 105% of the most recent ascertainable taxes, and such credit and computation shall be final and not readjusted after the Closing.

11. Expenses. All title charges and expenses of or relating to the title insurance policy herein provided for payment by Seller including, but not limited to, commitment fees, costs of endorsements and insurance premiums and survey fees, documentary or transfer taxes payable in connection with the delivery or recordation of any instrument or document provided in or contemplated by this Agreement or any agreement described or referred to herein, if any, any sales or transaction tax payable by reason of the transaction herein described and the expense of Seller’s attorneys shall be paid by Seller. The expense of Purchaser’s attorneys and consultants, costs related solely to any mortgage obtained by Purchaser and the cost of recording the deed to be delivered hereunder shall be paid by Purchaser. All escrow fees shall be equally divided between Purchaser and Seller. All other costs not enumerated herein shall be paid according to local custom.

12. Condemnation. Seller agrees to give Purchaser immediate written notice of any action or proceeding threatened, contemplated, instituted or pending in eminent domain or for condemnation affecting all or any part of the Property. If prior to the Closing all or any part of the Property is taken by condemnation or eminent domain, or any action or proceeding is threatened, contemplated, instituted or pending in eminent domain or condemnation affecting all or any part of the Property, Purchaser may, at Purchaser’s sole option, within thirty (30) days of Purchaser’s receipt of Seller’s notice regarding the same, elect by notice in writing to Seller within such period to: (i) terminate this Agreement, in which event neither party shall have any further liability to the other under this Agreement, or (ii) proceed to close the transactions contemplated by this Agreement pursuant to the terms hereof . If Purchaser fails to terminate this Agreement within the required period, then the Closing shall take place as provided herein without abatement of the Purchase Price, and Seller shall pay over or assign to Purchaser at Closing all of Seller’s right, title and interest in and to any award resulting from such taking.

13. Default. In the event of a default by Seller, Purchaser may, at its option: elect to either (a) enforce the terms hereof by action for specific performance; or (b) terminate this Agreement. In the event of a default by Purchaser, Seller’s sole and exclusive remedy shall be the retention of the Earnest Money and accrued interest as liquidated damages, it being agreed by the parties that Seller’s damages would be difficult to ascertain in the event of a default by Purchaser. In such event, this Agreement shall be null and void.

14. Brokerage Commissions. Purchaser and Seller each represent and warrant to the other that it has not dealt with any real estate broker, salesman or finder in connection with the transaction contemplated by this Agreement.

15. Sales Activities. Seller agrees that Purchaser, through its agents, employees and independent contractors, shall be entitled to place signs on the property for marketing purposes for the proposed development of the property after the expiration of the Due Diligence Period if the Agreement has not been terminated.

16. Miscellaneous.

(a) Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notices. All notices required hereunder shall be in writing and shall be deemed to have been duly given and received three (3) business days after depositing of the same in the mail if sent by registered or certified mail, postage prepaid, to the party to whom directed, at such party’s address herein set forth, or upon delivery, or attempted delivery, if delivered by overnight courier service, hand delivered or facsimile. Any party shall have the right to designate any other address for notice purposes by written notice to the other party in the manner aforesaid. The addresses of the parties are as follows:

(i)	If to Seller:

Richardson Electronics, Ltd.

Attn: Edward J. Richardson

40W267 Keslinger Road

LaFox, IL 60147-0393

With a copy to:

Richardson Electronics, Ltd.

Legal Department,

40W267 Keslinger Road

LaFox, IL 60147-0393

Facsimile: 630-208-2950

(ii)	If to Purchaser:

TAB Construction

Attn: Tracy Burnidge

PO Box 129 Wasco, IL

60183

With a copy to:

Huck Bouma, P.C.

Attn: George M. Bradshaw

1755 S. Naperville Road, Suite

200 Wheaton, IL 60187 Facsimile

#630-221-1756

(c) Severability. In the event any provision or portion of this Agreement or the accompanying exhibits is held to be invalid or unenforceable, such provision or portion thereof shall be severed from this Agreement or exhibit, as applicable, and the remaining provisions will remain in full force and effect.

(d) Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, and shall become a binding agreement when one or more counterparts have been signed by each party hereto and delivered to each other party or such party’s representative.

(f) Entire Transaction. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersede all other documents and understandings among the parties on the subject matter hereof.

(g) Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

(h) Assignment. Purchaser shall have the right to assign this Agreement, with Seller’s consent, which will not be unreasonably withheld, and upon such assignment Purchaser shall be relieved of all liability for the performance of Purchaser’s duties and obligations hereunder. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of Purchaser and Seller and their respective legal representatives, successors and assigns.

(i) Headings. The paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Time for Performance. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Otherwise all references herein to “days” shall mean calendar days.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:		PURCHASER:

RICHARDSON ELECTRONICS, LTD.		TAB CONSTRUCTION COMPANY

By:	/s/ Edward J. Richardson	By:	/s/ Tracy Burnidge

EXHIBIT A

LEGAL

DESCRIPTION

Lots 1, 2, 3 and the south 1.0 feet of the vacated alley lying adjacent to said Lots, and the 12 foot-wide vacated alley lying easterly of and adjacent to said Lot 1, all in Block 4 of W.H. Wilcox’s Lots, all in Block 1 of said W.H. Wilcox’s Addition; vacated Hamilton Street lying southerly of the south line and said south line extended of said Block 4, northerly of the north line and said north line extended of said Block 1, easterly of the east line of Richards Street and westerly of a line drawn concentric with and 50.0 feet westerly of the main track center line (measured radially thereto) of the former Chicago and Northwestern Transportation Company; and also that part of the Southwest Quarter of Section 3, Township 39 North, Range 8 East of the Third Principal Meridian lying northerly of the northerly line of State Street, southerly of the center line extended easterly of the 16 foot-wide alley in Block 4 of said W.H. Wilcox’s Addition, westerly of a line drawn concentric with and 25.0 feet westerly of the center line (measured radially thereto) of said main track and easterly of a line drawn concentric with and 50.0 feet westerly of said main track center line (measured radially thereto), all in the City of Geneva, Kane County, Illinois as shown by the plat hereon drawn which is a correct representation of said survey and location. All distances are given in feet and decimal parts thereof.

Real Estate Property Identification Numbers:

12-03-328-007

12-03-328-009

12-03-328-010

12-03-328-011

12-03-330-009

12-03-330-010

12-03-330-011

EXHIBIT B

Strict Joint Order Escrow Form

CHICAGO TITLE AND TRUST COMPANY

                        1725 S. NAPERVILLE ROAD, WHEATON, ILLINOIS 60187

Refer to:	JULIE EBERT

Phone No.:	(630) 871-3534

Fax No.:	(630) 871-3587

STRICT JOINT ORDER #1 ESCROW TRUST INSTRUCTIONS (EARNEST MONEY)

ESCROW TRUST NO.:	DATE:

To: Chicago Title and Trust Company, Escrow Trustee:

Customer Identification:

Seller:	Richardson Electronics, Ltd.

Purchaser:	TAB Construction Company

Property Address:	715 Hamilton Street, Geneva, IL

Project Reference:

Proposed Disbursement Date:

Deposits:

1. The sum of $70,000.00, by Purchaser’s check representing: EARNEST MONEY to be invested in an interest bearing account

Delivery of Deposits:

The above-referenced escrow trust deposits (“deposits”) are deposited with the escrow trustee to be delivered by it only upon the receipt of a joint order of the undersigned, or their respective legal representatives or assigns.

In no case shall the above-mentioned deposits be surrendered except upon the receipt of an order signed by the parties hereto, their respective legal representatives or assigns, or in obedience to the court order described below.

Billing Instructions:

Escrow trust fee will be billed as follows:

An annual maintenance fee, as determined by the then current rate schedule, will commence

PLEASE NOTE: The escrow trust fee for these joint order escrow trust instructions is due and payable within 30 days from the projected disbursement date (which may be amended by joint written direction of the parties hereto). In the event no projected disbursement date is ascertainable, said escrow trust fee is to be billed at acceptance and is due and payable within 30 days from the billing date. Chicago Title and Trust Company, at its sole discretion, may reduce or waive the escrow trust fee for these joint order escrow instructions in the event the funds on deposit herein are transferred to or disbursed in connection with sale escrow trust instructions or an agency closing transaction established at Chicago Title.

Investment:

Deposits made pursuant to these instructions may be invested on behalf of any party or parties hereto; provided that any direction to escrow trustee for such investment shall be expressed in writing and contain the consent of all parties to this escrow, and also provided that escrow trustee is in receipt of the taxpayer’s identification number and investment forms as required. Escrow trustee will, upon request, furnish information concerning its procedures and fee schedules for investment.

In the event the escrow trustee is requested to invest deposits hereunder, Chicago Title and Trust Company is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of these escrow trust instructions.

Direction Not to Invest/Right to Commingle:

Except as to deposits of funds for which escrow trustee has received express written direction concerning investment or other handling, the parties hereto direct the escrow trustee NOT to invest any funds deposited by the parties under the terms of this escrow and waive any rights which they may have under Section 2-8 of the Corporate Fiduciary Act (205 ILCS 620/2-8) to receive interest on funds deposited hereunder. In the absence of an authorized direction to invest funds, the parties hereto agree that the escrow trustee shall be tinder no duty to invest or reinvest any such funds at any time held by it hereunder; and, further, that escrow trustee may commingle such funds with other deposits or with its own funds in the manner provided for the administration of funds under said Section 2-8 and may use any part or all of such funds for its own benefit without obligation to any party for interest or earnings derived thereby, if any. Provided, however, nothing herein shall diminish escrow trustee’s obligation to apply the full amount of such funds in accordance with the terms of these escrow instructions.

Compliance With Court Order:

The undersigned authorize and direct the escrow trustee to disregard any and all notices, warnings or demands given or made by the undersigned (other than Jointly) or by any other person. The said undersigned also hereby authorize and direct the escrow trustee to accept, comply with, and obey any and all writs, orders, judgments or decrees entered or issued by any court with or without jurisdiction; and in case the said escrow trustee obeys or complies with any such writ, order, judgment or decree of any court, it shall not be liable to any of the parties hereto or any other person, by reason of such compliance, notwithstanding any such writ, order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case the, escrow trustee is made a party defendant to any suit or proceedings regarding this escrow trust, the undersigned, for themselves, their heirs, personal representatives, successors, and assigns, jointly and severally, agree to pay to said escrow trustee, upon written demand, all costs, attorney’s fees, and expenses incurred with respect thereto. The escrow trustee shall have a lien on the deposit(s) herein for any and all such costs, fees and expenses. If said costs, fees and expenses are not paid, then the escrow trustee shall have the right to reimburse itself out of the said deposit(s).

Execution:

These escrow trust instructions are governed by and are to be construed under the laws of the state of Illinois. The escrow trust instructions, amendments or supplemental instructions hereto, may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

For Seller:		For Purchaser:

Name:		Name:

Address:		Address:

Phone:		Phone:
Fax:		Fax:

Signature	/s/ Edward J. Richardson	Signature	/s/ Tracy Burnidge

Accepted: Chicago Title and Trust Company, as Escrow Trustee

By:	Date:

EXHIBIT C

ACCESS AGREEMENT

THIS AGREEMENT is entered into by and between Richardson Electronics, Ltd., a Delaware corporation, (hereinafter referred to as “Owner”), TAB Construction Company, and an Illinois corporation (hereinafter referred to as “Invitee”.)

W I T N E S S E T H:

WHEREAS, Invitee wishes to purchase from Owner and Owner wishes to sell to Invitee certain real estate (hereinafter called the “Premises”) commonly known as 715 Hamilton street, Geneva, IL, and for that purpose the parties have agreed that, Invitee and its consultants will have non exclusive access to the Premises, as provided in this Agreement to conduct investigations, and as a result thereof will have access to and will obtain certain information hereinafter defined as “Confidential Information.”

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Definitions. For the purposes of this Agreement:

(a)	The term “Confidential Information” shall mean any and all information obtained by Invitee or Invitee’s personnel in connection with the access granted in this Agreement concerning the Premises which is not generally available to third parties, including but not necessarily limited to environmental information.

(b)	The term “Proposed Transaction” shall mean the proposed sale of the Premises by Owner to Invitee.

(c)	The term “person” shall be broadly interpreted to include, without limitation, any and all corporations, companies, partnerships, proprietorships and individuals.

(d)	The term “Invitee’s personnel” includes Invitee’s consultants, representatives, contractors, subcontractors, employees and agents, and all other persons caused by Invitee, its consultants, representatives, contractors, subcontractors, employees and agents to come upon the Premises pursuant to this Agreement.

(e)	The term “Hazardous Materials” means, any material or substance which is (i) defined or listed as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material” or “toxic pollutant” under applicable federal, state or local law or administrative code promulgated thereunder, (ii) gas, oil and other similar petroleum products, (iii) asbestos and (iv) PCBs.

2. Access. Invitee shall notify Owner by contacting William Seils 630-640-3960 of any intended access to the Premises pursuant to this Access Agreement. Any access to the interior of the building located on the Premises or invasive testing of the Premises by Invitee shall require the presence of an employee or authorized representative of Owner. Owner shall make such employee or representative available at reasonable times on business days during normal business hours or such other time as Owner may request upon reasonable prior notice. Invitee will not interfere with Seller’s use of the Premises.

3. Assumption of Risk. Invitee hereby assumes all risk connected with the entry into the Premises by Invitee’s personnel and Invitee’s property as such risk relates to Invitee’s personnel and Invitee’s property.

4. Indemnity. Invitee will indemnify, defend and hold Owner harmless from all losses, liabilities, damages, claims and expenses (including but not limited to reasonable attorneys’ fees, expert fees, consulting fees and courts costs) asserted against or incurred by Owner arising out of the entry upon or activities upon the Premises in connection with the Investigation contemplated by this Agreement.

5. Environmental Concerns. Invitee covenants to comply with all laws relating to Hazardous Materials with respect to the Premises. Invitee shall perform no invasive testing at the Premises without the prior consent of Owner.

6. Agreement to Maintain Confidentiality. Invitee and Invitee’s personnel may utilize Confidential Information only for the purpose of evaluating the proposed transaction or in the event Invitee acquires all or part of the Premises, for any purpose for which landowners generally use such Confidential Information.

7. Insurance. Invitee and each environmental consultant, contractor or subcontractor of Invitee entering upon the Premises shall procure and maintain at all times at such person’s sole cost and expense until termination of its liabilities and duties arising from this Agreement, insurance in amounts and coverages reasonably acceptable to Owner, and which names Owner and its mortgage, if applicable, as additional insureds.

8. Term. The rights granted herein shall commence on the date hereof and expire November 30, 2005.

9. Delivery of Reports. Upon Seller’s request, the Purchaser shall deliver to the Seller copies of all reports, test results and other data obtained by the Purchaser in connection with its investigation of the Premises.

10. Restoration. In the event of any damage to the Premises, during the course of the inspection, Invitee agrees to repair such damage.

11. Counterparts. This Agreement may be executed in counterparts, both of which when taken together shall constitute a single original.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals this      day of June, 2005.

TAB Construction Company, an Illinois Corporation		Richardson Electronics, Ltd., a Delaware corporation

BY:	/s/ Tracy Burnidge	BY:	/s/ Edward J. Richardson
ITS:	President	ITS:	CEO

[EXECUTION PAGE OF ACCESS AGREEMENT]

EXHIBIT D

PERMITTED EXCEPTIONS

[TO BE COMPLETED]

EXHIBIT D

ENVIRONMENTAL

REPORTS